[GRAPHIC]

CONTACT: Leonard Ferro

(336) 665-3037

Arthur C. Wiener Announces Forthcoming Retirement

GREENSBORO, NORTH CAROLINA, DECEMBER 17, 2003 — Arthur C. Wiener, Chairman and CEO of Galey & Lord, Inc. (the “Company”) (OTC BB: GYLDQ) today announced his forthcoming retirement.

Mr. Wiener said, “The Company has filed its plan of reorganization and should be exiting from bankruptcy by the end of February. With that event, I plan to retire. The Company will emerge with a strong balance sheet, poised to go forward, and execute its near and long term goals as a premier worldwide supplier of denim, cotton casuals, and uniform fabrics. I believe in the company’s future and its ability to execute its strategy.

I wish the company and all of its employees that I have worked with these many years the successful future they deserve.”

The Company believes it is the market leader in producing innovative woven sportswear fabrics as a result of its expertise in sophisticated and diversified finishing. Fabrics are designed in close partnership with a diversified base of customers to capture a large share of the middle and high end of the bottomweight woven market. The Company also believes it is one of the world’s largest producers of differentiated and value-added denim products. The Company and its foreign subsidiaries employ approximately 3,500 employees in the United States and in wholly owned foreign operations. The Company and its joint venture interests operate in the US, Canada, Mexico, Asia, Europe and North Africa.

The Company’s current trading symbol on the OTC BB is GYLDQ.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made herein are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions, or changes in factors affecting such statements.

######